EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Joseph Calabrese
	Chief Financial Officer	Financial Relations Board
	(972) 490-9600	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES AGREEMENT
TO SELL THE HILTON HOUSTON NASA CLEAR LAKE

DALLAS – May 23, 2025 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has signed a definitive agreement to sell the 242-room Hilton Houston NASA Clear Lake located in Houston, Texas for $27.0 million. The sale is expected to be completed in June 2025 and is subject to normal closing conditions. The Company provides no assurances that the sale will be completed on these terms or at all.
When adjusted for the Company’s anticipated capital expenditures, the sale price represents a 3.2% capitalization rate on net operating income or 23.6x Hotel EBITDA for the twelve months ended April 30, 2025. Excluding the anticipated capital spend, the sale price represents a 5.0% capitalization rate on net operating income or 15.2x Hotel EBITDA for the twelve months ended April 30, 2025.
“We are pleased to announce the signed agreement to sell the Hilton Houston NASA Clear Lake at a very attractive cap rate,” commented Stephen Zsigray, Ashford Trust’s President and Chief Executive Officer. “This sale will deleverage our Morgan Stanley 17 Pool loan, and result in significant capital expenditure savings. Combined with our “GRO AHT” initiative, we’re excited about the potential for opportunistic sales to further transform the company and have additional assets in the market at various stages of the sales process.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.
2